EXHIBIT 99.1

ASP Isotopes Inc. Announces that Renergen Limited’s Subsidiary has Commenced Commissioning of Liquid Helium Plant in South Africa

Tetra4, a subsidiary of Renergen and the developer of the Virginia Gas Project, has started the commissioning phase of the Phase 1 Liquid Helium plant post engineering optimization

The production is expected to be among the first new liquid helium supply to enter the market at a time of acute global shortage

The Company remains on track to deliver liquid helium to customers during September and ramp production to nameplate capacity during 2H

Following the successful start-up of Phase 1, the Company expects to advance to Phase 2 during 2H 2026. The Company is currently exploring ways to accelerate the revenues and cash flows from Phase 2

DALLAS, August 20, 2026 (GLOBE NEWSWIRE) - ASP Isotopes Inc. (NASDAQ: ASPI) (“ASP Isotopes” or the “Company”), an advanced materials company focused on developing technologies and processes for the production of critical materials used in multiple industries, today announced that Tetra4 Proprietary Limited, a subsidiary of Renergen Limited (“Renergen”) and the developer of the Virginia Gas Project, has entered the commissioning phase of the Company’s liquid helium plant. The Virginia Gas Project holds South Africa's first onshore petroleum production right and is the country's first integrated producer of both liquid helium and liquified natural gas (LNG).

Tetra4 has been producing LNG since September 2022. The start-up of the liquid helium part of the plant is the key remaining step, to realize value from two product streams before the Company seeks to ramp up production volumes to nameplate capacity during the second half of 2026. The Company continues to expect to ship the first commercial helium to customers during September.

“This is a major milestone for the Company and concludes almost a decade of work by Renergen and its employees. Bringing a new source of liquid helium into production is a rare achievement anywhere in the world,” said Paul Mann, Executive Chairman and Chief Executive Officer of ASP Isotopes. “Helium is essential to industries ranging from semiconductors and healthcare to aerospace and quantum computing, yet global supply remains tight and increasingly strategic. We are proud to soon add a new source to the market at a time when our customers are actively seeking new suppliers of this critical material.”

Phase 1 is expected to produce approximately 2,500 GJ/day of LNG and approximately 70 Mcf/day of liquid helium, with commercial production expected to commence during the third quarter of 2026. As set out in the Company’s shareholder letter dated August 4, 2026 (here), and assuming $15–18 per GJ (0.9478 MMBtu) for LNG and an average of $600/ Mcf for liquid helium, Renergen should be capable of generating revenues of over $27 million on an annualized basis following the expected completion of Phase 1. The Company expects to begin recognizing these revenues during 2H 2026.

The Company is in active discussions with potential customers regarding offtake of both LNG and liquid helium from both Phase 1 and Phase 2. Currently the Company has signed take-or-pay contracts with customers for approximately 75% of Phase 1 LNG and 15% of Phase 1 liquid helium. The Company expects to complete contracting for Phase 1 during 3Q 2026 and commence contracting for a significant portion of the expected Phase 2 volumes during the second half of 2026.

With Phase 1 now commissioning, our focus turns to completion of commissioning and ramping production to nameplate capacity and advancing Phase 2. We expect to start the construction of Phase 2, at approximately 13 times the size of Phase 1, during 2H 2026, following completion of Phase 1. The construction of Phase 2 is expected to take approximately 44 months. We intend to pursue up to $750 million of senior debt funding from the U.S. International Development Finance Corporation and Standard Bank of South Africa, each of which has previously indicated its willingness to consider supporting Phase 2 with up to $500 million and $250 million, respectively, subject to negotiation and execution of binding definitive agreements. The Company is exploring ways to accelerate the revenues and cash flows from Phase 2 and management looks forward to sharing more on our plans at our first Capital Markets Day on September 8th in London. Investors wishing to attend in person should contact sdighe@aspisotopes.com or can register for an online attendance here.

About ASP Isotopes Inc.

ASP Isotopes is developing a differentiated isotope enrichment platform to strengthen global supply chain access to critical materials used in nuclear medicine, next-generation semiconductors, and nuclear energy. The Company’s proprietary technologies, the Aerodynamic Separation Process (“ASP technology”) and Quantum Enrichment (“QE technology”), are designed to enable the production of isotopes for a range of industrial and advanced technology applications. ASP Isotopes operates isotope enrichment facilities in Pretoria, South Africa, focused on the enrichment of low atomic mass elements, or light isotopes. For more information, please visit www.aspisotopes.com.

About Renergen

Renergen Limited, a subsidiary of ASP Isotopes Inc., is a company incorporated under the laws of the Republic of South Africa whose principal asset is its 94.5% equity ownership in Tetra4 Proprietary Limited. Tetra4 Proprietary Limited holds an onshore petroleum production right and engages in the production and liquefaction of natural gas and the exploration and development of helium resources at the Virginia Gas Plant located in Free State Province, South Africa.

Important Additional Information and Where to Find It

In connection with the proposed merger and related transactions (the “Proposed Transactions”) involving ENDRA Life Sciences Inc. (“ENDRA”), ASP Isotopes, Renergen, and Noble Africa LLC, a subsidiary of ASP Isotopes and future holding company for Renergen (“Noble Africa”), ENDRA intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 (the “Form S-4”), that will contain a proxy statement (the “Proxy Statement”) and prospectus. This communication is not a substitute for the Form S-4, the Proxy Statement or for any other document that ENDRA may file with the SEC and/or send to its stockholders in connection with the Proposed Transactions. INVESTORS AND STOCKHOLDERS OF ENDRA ARE URGED TO READ THE FORM S-4, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENDRA, ASP ISOTOPES, RENERGEN, NOBLE AFRICA, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the Form S-4, the Proxy Statement and other documents filed by ENDRA and ASP Isotopes with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. ENDRA’s Internet website address is www.endrainc.com. ENDRA’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, including exhibits, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the investor relations page of its Internet website as soon as reasonably practicable after it electronically files such material with, or furnishes such material to, the SEC.

Participants in the Solicitation

ENDRA, ASP Isotopes, Renergen, Noble Africa, and their respective directors and managers and certain of their executive officers and other members of management may be deemed to be participants in the solicitation of proxies from ENDRA’s stockholders in connection with the Proposed Transactions under the rules of the SEC. Information about ENDRA’s directors and executive officers, including a description of their interests in ENDRA, is included in ENDRA’s most recent Annual Report on Form 10-K for the year ended December 31, 2025. Information about ASP Isotopes’ directors and executive officers, including a description of their interests in ASP Isotopes, is included in ASP Isotopes’ most recent Annual Report on Form 10-K for the year ended December 31, 2025. Additional information regarding the persons who may be deemed participants in the proxy solicitations, including the directors and executive officers of Renergen, and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Form S-4, the Proxy Statement and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release is not intended to and does not constitute a solicitation of a proxy, consent or approval with respect to any securities or in respect of the Proposed Transactions or an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities pursuant to the Proposed Transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law, or an exemption therefrom. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Forward-looking statements can be identified by words such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “projects,” “will,” “may,” “might,” and words of a similar nature. Examples of forward-looking statements include, among others but are not limited to, statements we make regarding: the anticipated production quantities and timing for the commencement of commercial supply of helium and LNG upon completion of Phase 1 and 2 of the Renergen helium project; the impact of the conflict in the Middle East and the closure of the Strait of Hormuz on the helium market; the anticipated progress and timing for completion of Phase 1 and 2 of the Renergen helium project; the ability to fund completion of the development of the Renergen helium project (including the ability to negotiate and enter into binding definitive agreements with the U.S. International Development Finance Corporation and Standard Bank of South Africa for senior debt funding for Phase 2 of the Renergen helium project); anticipated production quantities and the completion of the Noble Africa reverse merger and private placement and other transactions in the anticipated timeframe or at all; expectations regarding the structure, timing and completion of the Noble Africa reverse merger, including investment amounts from investors, timing of closing of the Noble Africa reverse merger, expected proceeds, expectations regarding the use of proceeds, and impact on ownership structure; the Noble Africa reverse merger and the expected effects, perceived benefits or opportunities of the Noble Africa reverse merger; the combined company’s listing on Nasdaq after the closing of the Noble Africa reverse merger; the anticipated timing of the closing of the Noble Africa reverse merger; and statements we make regarding expected operating results, such as future revenues and prospects from the potential commercialization of helium and LNG, future performance under contracts, and our strategies for

Renergen Helium Project development or extraction of resources, engaging with potential customers, market position, and financial results. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results, financial condition, and events may differ materially from those indicated in the forward-looking statements based upon a number of factors. Forward-looking statements are not a guarantee of future performance or developments. You are strongly cautioned that reliance on any forward-looking statements involves known and unknown risks and uncertainties. Therefore, you should not rely on any of these forward-looking statements.

There are many important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, but not limited to: the outcomes of various strategies and projects undertaken by the Company; the potential impact of laws or government regulations or policies in South Africa, the United Kingdom or elsewhere; our future capital requirements and sources and uses of cash; our ability to obtain funding for our operations and future growth; our ability to negotiate and enter into binding definitive agreements with the U.S. International Development Finance Corporation and Standard Bank of South Africa for senior debt funding for Phase 2 of the Renergen helium project on terms that are favorable, or at all; our reliance on the efforts of third parties; our ability to successfully complete the commissioning of the liquid helium plant at the Virginia Gas Project and ramp production to nameplate capacity on the anticipated timeline or at all; our ability to complete Phase 1 and 2 of the Renergen helium project; the financial terms of any current and future commercial arrangements; our ability to complete certain transactions and realize anticipated benefits from acquisitions and contracts; dependence on our Intellectual Property (IP) rights, certain IP rights of third parties; the competitive nature of our industry; risks related to the consummation of the proposed reverse merger of Noble Africa with ENDRA Life Sciences in the anticipated timeframe, if at all; the satisfaction of the scheme conditions; the failure to obtain necessary regulatory approvals and third party consents; if consummated, the ability to realize the anticipated benefits of the proposed reverse merger of Noble Africa with ENDRA; the ability to successfully integrate the businesses; disruption from the proposed reverse merger of Noble Africa with ENDRA making it more difficult to maintain business and operational relationships; the negative effects of the consummation of the proposed reverse merger of Noble Africa with ENDRA on the market price of Noble Africa’s or ASPI’s securities; the risk that the proposed financings are not completed in a timely manner, if at all; risks related to ENDRA’s continued listing on Nasdaq until closing of the proposed reverse merger and the combined company’s ability to remain listed following the closing of the reverse merger; significant transaction costs and unknown liabilities, and litigation or regulatory actions related to the proposed reverse merger of Noble Africa with ENDRA; and the factors disclosed in Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

In addition, this press release includes market and industry data and forecasts that we obtained from internal research, publicly available information and industry publications and surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Unless otherwise noted, statements as to our potential market position relative to other companies are approximated and based on third-party data and internal analysis and estimates as of the date of this press release. We have not independently verified this information, and it could prove inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data-gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the information and forecasts from sources used by us. No information in this press release should be interpreted as an indication of future success, revenues, results of operation, or stock price.

All forward-looking statements herein are qualified by reference to the cautionary statements set forth herein and should not be relied upon.

Use of Projections

The financial outlook and projections, estimates and targets in this press release are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainty and contingencies, many of which are beyond ASP Isotopes’ control. Any such calculation, at this time, would imply a degree of precision that could be confusing or misleading to investors. Neither ASP Isotopes nor Renergen’s independent auditors have audited, reviewed, compiled or performed any procedures with respect to the financial projections for purposes of inclusion in this press release, and, accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purposes of this press release. While all financial projections, estimates and targets are necessarily speculative, ASP Isotopes believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results for ASP Isotopes and its subsidiaries are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this press release should not be regarded as an indication that ASP Isotopes, or its representatives, considered or consider the financial projections, estimates or targets to be a reliable prediction of future events. Further, inclusion of the prospective financial information in this press release should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Contact
IR@ASPIsotopes.com